Exhibit 3.12

OPERATING AGREEMENT

OF

AIIN RESTAURANT LLC

This OPERATING AGREEMENT (the “Agreement”) of AIIN Restaurant LLC, an Indiana limited liability company (the “Company”), having an address at c/o Education Management LLC, 210 Sixth Avenue, 33rd Floor, Pittsburgh, County of Allegheny, Pennsylvania 15222, is made by the Art Institute of Indianapolis, Inc., an Indiana corporation and the sole member of the Company (the “Managing Member”), and dated as of May 28, 2008.

1. Formation. The Company has been formed as AIIN Restaurant LLC, an Indiana limited liability company, pursuant to the Indiana Business Flexibility Act, as amended from time to time (the “LLC Act”). The Articles of Organization of the Company were filed with the Secretary of the State of Indiana on May 28, 2008.

2. Registered Office and Principal Place of Business. The registered office address of the Company in the State of Indiana shall be located at 251 East Ohio Street, Suite 500, Indianapolis, IN 46204. The principal place of business of the Company shall be located at c/o Education Management LLC, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, or at such other places as the Managing Member may determine.

3. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on June 30 of each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

4. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the LLC Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions that the Members deem necessary or advisable in connection with the foregoing.

5. Management. The Managing Member is hereby designated as an authorized person, within the meaning of the LLC Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as it may deem necessary or appropriate in furtherance of the ordinary course of business of the Company. The Managing Member is the sole member of the Company and the Company has no other members on the date hereof. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Indiana. Specifically, the Managing Member is hereby designated as an authorized person, within the meaning of the LLC Act, to execute, deliver and file any amendments to and/or restatements of the Articles of Organization of the Company and any applications necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

6. Officers.

a.	The Managing Member shall elect a president, secretary, principal accounting officer and such other officers or assistant officers as it deems advisable. Any number of offices may be held by the same person.

b.	The officers shall have such authority, perform such duties and serve for such period of time as may be determined by or under the direction of the Managing Member.

7. Capital Contributions. The Managing Member shall make capital contributions to the Company at such times, and in such amounts, as the Managing Member shall determine in its sole discretion.

8. Allocations, Distributions, Profits and Losses. So long as the Managing Member is the sole member of the Company, all items of income, profit and loss of the Company shall be allocated to the Managing Member and all cash and other distributable assets of the Company shall be distributed to the Managing Member. Distributions shall be made at such time, to such extent and in such manner as the Managing Member shall determine in its sole discretion.

9. Term. The Company shall continue in full force and effect until terminated by operation of the LLC Act or upon the sole election of the Managing Member.

10. Return of Capital. The Members have no right to receive any distributions which include a return of all or any part of their capital contributions, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in the LLC Act.

11. Additional Members. The Company may, at the Managing Member’s sole discretion, issue additional membership interests to other persons and admit them to the Company as members.

12. Liability. The personal liability of the Managing Member to the Company is eliminated or limited to the fullest extent permitted under the LLC Act, and the Managing Member shall have no liability to the Company except as expressly required by the LLC Act.

13. Indemnification. The Company shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Managing Member, director or officer of the Company, or is or was serving at the request of the Company as a director or officer of a corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries, against all liability, loss and expense (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the Company.

14. Books and Records. The Company shall keep or cause to be kept full and accurate accounts of the transactions of the Company in proper books and records of account which shall set forth all information required by the LLC Act. Such books and records shall be maintained on the basis utilized in preparing the Company’s United States federal income tax returns.

15. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity or the remainder of this Agreement.

16. Amendment. This Agreement may be amended and/or restated at any time with the consent of the Managing Member.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of May 28, 2008.

ART INSTITUTE OF INDIANAPOLIS, INC.

By:	/s/ J. Devitt Kramer
J. Devitt Kramer, Secretary